As filed with the Securities and Exchange Commission on September 14, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BANK OF AMERICA CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State of incorporation or organization)
56‑0906609 (IRS Employer Identification No.)
BANK OF AMERICA CORPORATION Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina (Address of principal executive offices)
28255 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Depositary Shares, each representing a 1/1,000th interest in a share of 6.204% Non-Cumulative Preferred Stock, Series D	Name of each exchange on which each class is to be registered New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. / X /

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /    /

Securities Act registration statement file number to which this form relates: 333-133852

Securities to be registered pursuant to Section 12(g) of the Act:  None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

 Item 1.  Description of Registrant's Securities to be Registered

               The securities to be registered hereby are the Depositary Shares (the "Depositary Shares"), each representing a 1/1,000th interest in a share of 6.204% Non-Cumulative Preferred Stock, Series D (the "Preferred Stock") of Bank of America Corporation (the "Registrant").  The descriptions of the Preferred Stock and the Depositary Shares are contained in (i) the Registrant's Prospectus, dated May 5, 2006 (the "Prospectus"), included in the Registrant's registration statement on Form S-3 (File No. 333-133852) under the captions "Description of Preferred Stock" and "Description of Depositary Shares" and (ii) the Registrant's Prospectus Supplement, dated September 6, 2006, under the captions "Description of the Preferred Stock" and "Description of the Depositary Shares," and those sections are incorporated herein by reference.

Item 2.  Exhibits

3.1	Certificate of Designations of the Preferred Stock, dated September 13, 2006, incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, dated September 6, 2006

4.1

Deposit Agreement, dated September 6, 2006, among the Registrant, Computershare Shareholder Services, Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Depositary Receipts, incorporated herein by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K, dated September 6, 2006

4.2	Form of Certificate for the Preferred Stock, incorporated herein by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K, dated September 6, 2006
4.3	Form of Depositary Receipt for the Depositary Shares, incorporated herein by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K, dated September 6, 2006

SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 14, 2006

BANK OF AMERICA CORPORATION By: /s/ TERESA M. BRENNER Teresa M. Brenner Associate General Counsel